Exhibit 21

SUBSIDIARIES OF THE MCCLATCHY COMPANY

McClatchy Newspapers, Inc., a Delaware corporation

The Star Tribune Company (formerly Cowles Media Company), a Delaware corporation

The News and Observer Publishing Company, a North Carolina corporation

McClatchy Management Services, Inc., a Delaware corporation